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                                                                    EXHIBIT 99

GENCORP

                                                            Rosemary B. Younts
                                                        Sr. VP, Communications
                                                                (916) 351-8650
                                                                (916) 804-7820
NEWS RELEASE

                                                                    Terry Hall
                                                                   Sr. VP, CFO
                                                                 (202)828-6800

                                                         FOR IMMEDIATE RELEASE



              GENCORP COMPLETES DRAFTEX INTERNATIONAL ACQUISITION, CREATING LARGEST NORTH AMERICAN AUTOMOTIVE SEALING SUPPLIER


         FARMINGTON HILLS, MICHIGAN, December 29, 2000 - GenCorp (NYSE: GY) announced today the completion of the acquisition of Draftex International Car Body Seals, creating the world's second largest automotive sealing supplier and the largest North American supplier of highly engineered vehicle sealing systems with nearly one-third of North American sales.

         The purchase price was approximately $198 million, and includes the Draftex Worldwide Headquarters and International European Technical Center in Dusseldorf, Germany, and 11 manufacturing plants in six countries - Germany, France, Spain, China, Czech Republic and the U.S.

         Draftex will become part of GenCorp Vehicle Sealing, the industry leader in sealing technology for sport utility vehicles and a major supplier of sealing systems for passenger cars and pickup trucks. The segment reports to Joseph Gray, GenCorp Vice President and President of GenCorp Vehicle Sealing.

         Draftex adds about $415 million in annual sales to GenCorp for total Vehicle Sealing sales of some $875 million. It also adds 5,484 employees worldwide for total Vehicle Sealing employment of 10,370.


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         The company expects the acquisition, including related cost synergies, to be accretive by about $ 0.09 per share in 2001.

         "The acquisition of Draftex is consistent with GenCorp's strategy for our Vehicle Sealing segment to grow by participating in the consolidation occurring within the automotive industry," said GenCorp Chairman and CEO Bob Wolfe. "Not only will Draftex provide significant global strength and new growth opportunities for the Vehicle Sealing segment, it will greatly improve GenCorp's cash generation capability in the near term to fuel growth in other areas of the company."

          "We are excited to welcome Draftex with its complimentary customer and platform bases, global capabilities and relationships, and outstanding people and technologies to GenCorp Vehicle Sealing," Gray said. "As we immediately begin integration activities, we expect to realize important cost synergies, through management consolidation and the rationalization of production capability on both continents."

         A division of the Laird Group for over 30 years, Draftex maintains global relationships with Volkswagen, BMW, Mercedes, Renault and Ford. It is a key sealing supplier on platforms that include the Ford Focus, Volkswagen Golf and Renault Scenic.

         GenCorp Vehicle Sealing, with headquarters in Farmington Hills, Michigan, operates five manufacturing facilities in North America, two European plants located in Germany and Ireland, and three dedicated technical centers:
Farmington Hills, Michigan; Wabash, Indiana; and Rehburg, Germany.

         Principal sealing platforms include the Ford F-Series and Ranger Pickups, Ford Explorer, General Motors Chevrolet Pickup and the Mercedes All-Purpose Vehicle.

         "Together, GenCorp and Draftex provide a substantially broadened and more diversified customer base," said Gray, "and a balanced portfolio that is ideally positioned to grow, innovate and change with the marketplace."

         GenCorp is a technology-based manufacturer with leading positions in the aerospace and defense, pharmaceutical fine chemicals and automotive industries. For more information, visit the company's we site at http:www.gencorp.com.